Exhibit 99.1

Sepracor Announces Internal Review of Government Price Reporting Matters

MARLBOROUGH, Mass.—(BUSINESS WIRE)—Jan. 28, 2008—Sepracor Inc. (Nasdaq: SEPR) announced today that it is conducting a review of its government price reporting. On January 17, 2008, Sepracor notified the Centers for Medicare and Medicaid Services (“CMS”) that the Company has identified potential errors in its Medicaid Best Price (“Best Price”), including the exclusion of transactions involving the Pennsylvania General Assistance (“PAGA”) Program from its calculation of Best Price, for products reimbursed under the Medicaid Drug Rebate Program (42 U.S.C. section 1396r-8). Despite the Company’s review of available materials, it remains unclear whether PAGA, a State Pharmacy Assistance Program, is excludable for the purposes of calculating Best Price for the affected periods. If these PAGA transactions had been included in the calculation, they potentially would have set Best Price for some previously reported calendar quarters.

The Company also notified CMS regarding a review of instances in which it appears that it provided a price reserved for qualified Public Health Service (“PHS”) covered entities to customers that were not qualified to receive this PHS price. PHS prices provided to qualified entities are exempt from the Best Price calculation. If the prices provided to the entities that did not qualify as PHS entities had been included in the calculation, they potentially would have set Best Price for at least some previously reported calendar quarters. Sepracor is reviewing the circumstances under which these customers received the PHS price.

As a result of these matters, Sepracor’s management, with the oversight of the Company’s Audit Committee, is reviewing its government pricing and the effectiveness of its internal controls and procedures in this regard. Based on the outcome of the review, the Company may be required to revise the prices reported under its federal Medicaid rebate agreement, other federal programs and certain state agreements, and to pay the corresponding additional rebate amounts or other amounts due under those programs for the period 2002 through 2007. If the Company is required to make such payments, it currently estimates that the aggregate amount of any additional rebate payments and other amounts due for this six year period will be between $80 million and $100 million. The review is ongoing and the Company cannot be certain that the amount of any additional rebate payments or other payment will not exceed the Company’s current estimate or that it will not be subject to additional penalties.

Based on the results of its initial review, the Company has concluded that it will likely need to restate its financial statements for the quarters ended March 31, June 30 and September 30, 2007 and 2006 and the fiscal years ended December 31, 2006, 2005, 2004, 2003 and 2002. Accordingly, on January 28, 2008, Sepracor management and its Audit Committee determined that such financial statements and all earnings releases and Forms 8-K filed pursuant to Item 2.02 relating to periods commencing on January 1, 2002 should no longer be relied upon. In addition, as a result of its ongoing review, the Company has postponed its conference call and webcast for fourth quarter and full-year 2007 operating results and currently expects to hold such call and webcast, and file its Annual Report on Form 10-K, on or before February 29, 2008.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded a portfolio of pharmaceutical products and candidates with a focus on respiratory and central nervous system disorders. Currently marketed products include LUNESTA(R) brand eszopiclone, XOPENEX(R) brand levalbuterol HCl Inhalation Solution, XOPENEX HFA(R) brand levalbuterol tartrate Inhalation Aerosol and BROVANA(R) brand arformoterol tartrate Inhalation Solution. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Sepracor Forward-Looking Statement

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the nature and scope of the Company’s review of its Best Price calculations, the Company’s estimate of additional rebate payments that it may be required to make, additional penalties or other payments that may be required, the materiality of additional rebate payments or other amounts to current and prior period financial statements and the expected timing of its conference call and webcast for the fourth quarter and full-year 2007 operating results. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the timing and results of the Company’s review of Best Price calculations for the relevant periods; and certain other factors that may affect future operating results that are detailed in Sepracor’s quarterly report on Form 10-Q for the quarter ended September 30, 2007 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

Lunesta, Xopenex, Xopenex HFA and Brovana are registered trademarks of Sepracor Inc.

For a copy of this release or any recent release, visit Sepracor’s web site at www.sepracor.com.

CONTACT: Sepracor Inc.
David P. Southwell, 508-481-6700
Chief Financial Officer
or
Jonae R. Barnes, 508-481-6700
Sr. Vice President
Investor Relations
SOURCE: Sepracor Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Sepracor Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.